UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transactions with Cargill, Incorporated

The Mosaic Company (“we,” “our” or the “Company”) was formed on October 22, 2004 through the business combination (“Combination”) of IMC Global Inc., or IMC, and the fertilizer businesses of Cargill, Incorporated. Cargill, Incorporated and its subsidiaries (“Cargill”) owned approximately 64.2% of our outstanding common stock as of December 9, 2009. Seven of our twelve directors, including the Chairman of our Board of Directors and our Chief Executive Officer and President, were designated by Cargill to serve in their respective capacities for us.

On December 9, 2009, Cargill, Incorporated and The Mosaic Company extended the term of the Master Services Agreement between the parties dated December 29, 2006 to December 31, 2010. Under the Master Services Agreement or a predecessor agreement, since the Combination, Cargill has provided us with various transition-related services pursuant to individual work orders negotiated with us. We currently have individual work orders for services in various countries, including Argentina, Australia, Brazil, Canada, Chile, China, Hong Kong, India, Mexico and the United States. Generally speaking, each work order is related to services provided by Cargill for its fertilizer businesses prior to the Combination which were continued for our benefit post-combination. Services provided by Cargill include, but are not limited to, accounting, accounts payable and receivable processing, certain financial reporting, human resources, information technology, risk management, licensing and tonnage reporting, office services, procurement, records, tax, travel services and expense reporting,, treasury, and other administrative and functional related services. The services may be modified by our mutual agreement with Cargill. We paid Cargill approximately $11.3 million for the global services provided by Cargill under the Master Services Agreement during our fiscal year ending May 31, 2009.

This amendment was approved by our Cargill Relationship Committee, an internal management committee comprised of senior managers of the Company, pursuant to authority delegated to it under our Related Person Transactions Approval Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: December 15, 2009	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary